Exhibit 3.4

CERTIFICATE OF AMENDMENT OF BYLAWS OF

COPART, INC.

Paul A. Styer, the Secretary of Copart, Inc. a California corporation (the “Company”), hereby certifies that at a meeting held on October 30, 2003, the Board of Directors of the Company amended Article II of the Company’s Bylaws to insert the following new subsections:

“2.14                     ADVANCE NOTICE OF SHAREHOLDER NOMINEES

Nominations of persons for election to the board of directors of the corporation may be made at a meeting of shareholders by or at the direction of the board of directors or by any shareholder of the corporation entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in this Section.  Such nominations, other than those made by or at the direction of the board of directors, shall be made pursuant to timely notice in writing to the secretary of the corporation.  To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than ninety (90) nor more than one hundred and twenty (120) days prior to the first anniversary of the day on which notice of the date of the prior year’s annual meeting was mailed.

Such shareholder’s notice shall set forth (a) as to each person, if any, whom the shareholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the corporation that are beneficially owned by such person, (iv) any other information relating to such person that would be required by law to be disclosed in solicitations of proxies for election of directors, and (v) such person’s written consent to being named as a nominee and to serving as a director if elected; and (b) as to the shareholder giving the notice: (i) the name and address, as they appear on the corporation’s books, of such shareholder, and (ii) the class and number of shares of the corporation that are beneficially owned by such shareholder, and (iii) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) relating to the nomination.  At the request of the board of directors, any person nominated by the board for election as a director shall furnish to the secretary of the corporation that information required to be set forth in the shareholder’s notice of nomination that pertains to the nominee.

No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this Section.  The chair of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if the chair should so determine, he or she shall so declare at the meeting and the defective nomination shall be disregarded.

2.15                           ADVANCE NOTICE OF SHAREHOLDER BUSINESS

At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting.  To be properly brought before an annual meeting, business must be: (a) as specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (b) otherwise properly brought before the meeting by or at the direction of the board of directors, or (c) otherwise properly brought before the meeting by a shareholder.  Business to be brought before an annual meeting by a shareholder shall not be considered properly brought if the stockholder has not given timely notice thereof in writing to the secretary of the corporation.  To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than ninety (90) nor more than one hundred and twenty (120) days prior to the first anniversary of the day on which notice of the date of the prior year’s annual meeting was mailed.

A shareholder’s notice to the secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address of the shareholder proposing such business, (iii) the class and number of shares of the corporation that are beneficially owned by the shareholder, (iv) any material interest of the shareholder in such business, and (v) any other information that is required by law to be provided by the shareholder in his or her capacity as a proponent of a stockholder proposal.  Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section.  The chair of the annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Section, and, if the chair should so determine, he or she shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.”

/s/ Paul A. Styer
Paul A. Styer, Secretary